Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES $42 MILLION OF NEW PROJECTS IN OFFSHORE WEST AFRICA, AND REDUCTION IN DEBT OF $14.5 MILLION

January 23, 2020 – HOUSTON, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced two new projects in offshore West Africa.  The projects are valued at approximately $42 million in the aggregate and are scheduled to occur primarily during the 2nd quarter of 2020 and last approximately 71 days.  Services to be provided will include 3D/4D data acquisition utilizing autonomous ROV-deployed nodal recording technology in water depths up to 1,700 meters.

In addition, as previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2020, SAE recently sold certain Alaska North Slope seismic library datasets to a third party and has used $14.5 million of the net proceeds of the sale to reduce indebtedness under its credit facility.

Michael Faust, Chairman, President and CEO of SAE, commented, “We are very pleased to be awarded these projects, which is further evidence of our customers’ confidence in our ability to deliver high quality datasets in a safe and environmentally friendly manner.  A high priority for us is to improve our balance sheet.  The sale of non-core assets to reduce debt has been an important tool to deliver on that priority.”

About SAExploration Holdings, Inc.

SAE is an international oilfield services company offering a full range of vertically-integrated seismic data acquisition, data processing and interpretation, and logistical support services throughout North America, South America, Asia Pacific, Africa and the Middle East. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of data processing and interpretation services utilizing its proprietary, patent-protected software, and also provides in-house logistical support services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation, and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. With its global headquarters in Houston, Texas, SAE supports its operations through a multi-national presence in the United States, United Kingdom, Canada, Peru, Colombia, Bolivia, Malaysia, and Singapore. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this press release or incorporated in filings SAE makes with the Securities and Exchange Commission.

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Forward Looking Statements

Except for statements of historical fact, the matters discussed herein are “forward-looking statements” within the meaning of the applicable U.S. federal securities laws. The words “may,” “possible,” “estimates”, “expects,” “believes” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements, including statements regarding the possible impact of the matters summarized in this press release, may or may not be realized, and differences between estimated results and those actually realized may be material.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to known and unknown uncertainties, including:

•

the outcome of the previously disclosed Securities and Exchange Commission (“SEC”) investigation, which could include sanctions against SAE and its officers and directors, civil lawsuits and criminal penalties;

•	the impact of the restatement and conclusion of SAE regarding the effectiveness of its internal controls and disclosure controls and procedures, among other things;
•	the outcome of SAE’s internal investigation into the matters summarized in SAE’s previous filings with the SEC;
•	additional risks may arise in the process of completing the restatement and related disclosures to be revised;
•	the possible impact on payments received from the State of Alaska regarding tax credits;
•	risks related to a possible delisting from the Nasdaq Capital Market;
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the availability of liquidity and capital resources, including SAE’s need to obtain additional working capital for upfront expenditures for upcoming projects, and the potential impact this has on SAE’s business and competitiveness;

•

risks related to SAE’s debt agreements and related previously disclosed events of default, including the risks that the holders of the debt do not provide waivers of the events of default and seek to accelerate the maturity date of the applicable debt and exercise other remedies, such as foreclosure, among other things;

•	risks arising from the holders of SAE’s debt taking other actions against SAE, including by seeking a bankruptcy filing;
•	the potential need for SAE itself to seek bankruptcy protection;
•	costs and outcomes of pending and future litigation;
•	the impact that the disclosure in this press release, as well as possible future filings and disclosures may have on SAE’s business, including customers, employees and others;
•

the time and expense required to respond to the SEC and for SAE to complete the restatement and its internal investigation, which expenses are likely to be material and are likely to have a material adverse impact on SAE’s cash balance, cash flow and liquidity;

•	delays, reductions or cancellations of project awards and SAE’s ability to realize revenue projected in its backlog; and

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•	other risks described more fully in SAE’s filings with the SEC that relate to matters not covered in this press release.

Each of these risks, and the known and unknown consequences of these risks, could have a material negative impact on SAE, its business and prospects. As of the date of this press release, SAE cannot make any assurances regarding the impact or outcome of these risks. Forward-looking statements reflect the views of SAE as of the date hereof. SAE does not undertake to revise these statements to reflect subsequent developments, other than in compliance with U.S. federal securities laws and SAE’s determination that any such revised disclosure is necessary or advisable to do.

Contact

SAExploration Holdings, Inc.

Michael Faust

Chief Executive Officer and President

(281) 258-4400

mfaust@saexploration.com

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